EXHIBIT 99.1

[NEWS RELEASE LETTERHEAD OF HUGOTON ROYALTY TRUST APPEARS HERE]

HUGOTON ROYALTY TRUST

DECLARES DECEMBER CASH DISTRIBUTION

Dallas, Texas, December 18, 2015 – Southwest Bank, as Trustee of the Hugoton Royalty Trust (NYSE – HGT) (the “Trust”), today declared a cash distribution to the holders of its units of beneficial interest of $0.007122 per unit, payable on January 15, 2016, to unitholders of record on December 31, 2015. The following table shows underlying gas sales and average prices attributable to the net overriding royalty payments made by XTO Energy Inc. (XTO Energy) to the Trust for both the current month and prior month distributions. Underlying gas sales volumes attributable to the current month distribution were primarily produced in October.

	Underlying Gas Sales
	Volumes (Mcf) (a)		Average Gas
	Total	Daily	Price per Mcf
Current Month Distribution	1,399,000	45,000	$2.37
Prior Month Distribution	1,349,000	45,000	$2.45

(a)	Sales volumes are recorded in the month the trust receives the related net profits income. Because of this, sales volumes may fluctuate from month to month based on the timing of cash receipts.

XTO Energy has advised the trustee that it has deducted budgeted development costs of $300,000, production expense of $1,711,000 and overhead of $1,059,000 in determining the royalty payment to the Trust for the current month.

Gas Volumes

XTO Energy advised the trustee that repairs and maintenance beginning in first quarter 2015 at a third party gas processing system in the Hugoton area following a force majeure incident have resulted in decreased underlying gas volumes of approximately 5,000 Mcf per day. XTO Energy was advised by the third party that the repairs and maintenance were completed. However, XTO Energy then received notice that the force majeure notice was being extended to the processing portion of the third party plant due to an equipment malfunction. The third party was able to bypass the plant and take gas; however, the plant was not able to process gas for NGLs or helium for a period of time. XTO Energy has received notice that the plant returned to full capacity at the end of October 2015, including the processing of gas for NGLs and helium. XTO Energy will continue to monitor the situation and assess its options.

Excess Costs

XTO Energy has advised the trustee that lower gas prices caused costs to exceed revenues on properties underlying the Kansas net profits interests. However, these excess costs did not reduce net proceeds from the remaining conveyance.

XTO Energy has advised the trustee that lower gas prices caused costs to exceed revenues on properties underlying the Wyoming net profits interests. However, these excess costs did not reduce net proceeds from the remaining conveyance.

Arbitration and Litigation Proceedings – Sandra Goebel

On August 12, 2013, a demand for arbitration styled Sandra G. Goebel vs. XTO Energy, Inc., Timberland Gathering & Processing Company, Inc. and Bank of America, N.A. was filed with the American Arbitration Association (“AAA”). The claimant, Sandra Goebel, is a unitholder in the Trust and alleged that XTO Energy breached the conveyances by misappropriating funds from the Trust by failing to modify its existing sales contracts with its affiliate Timberland Gathering & Processing Company, Inc. (“Timberland”). Goebel alleged that these contracts did not currently reflect “market rate” terms, and that XTO Energy had a duty to renegotiate the contracts to obtain more favorable terms. The claimant further alleged that Bank of America, N.A. (the previous trustee) breached its fiduciary duty by acquiescing to and facilitating XTO Energy’s alleged self-dealing and concealing information from unitholders that would have revealed XTO Energy’s breaches. The claim also alleged aiding and abetting breach of fiduciary duty by XTO Energy, and disgorgement and unjust enrichment by Timberland. The claimant sought from the respondents damages of an estimated $59.6 million for alleged royalty underpayments, exemplary damages, an accounting by XTO Energy, a declaration, costs, reasonable attorneys’ fees, and pre-judgment and post-judgment interest. Goebel purported to sue on behalf of and for the benefit of the Hugoton Royalty Trust. After dismissal as non-arbitrable, Goebel refiled the matter as a lawsuit styled Sandra G. Goebel vs. XTO Energy, Inc., Timberland Gathering and Processing Company, Inc. and Bank of America, N.A. in Dallas County District Court. Defendants answered with general denials and additionally filed pleas to the jurisdiction, special exceptions, and a plea in abatement challenging, among other things, Goebel’s putative authority to bring claims on behalf of the Trust over the trustee’s objection. On November 13, 2014, the court of appeals granted Defendants’ motion seeking mandamus regarding jurisdiction and special exceptions, and stayed the lawsuit. On July 27, 2015, the court of appeals conditionally granted the petition for writ of mandamus, ordering the trial court to dismiss Goebel’s suit against XTO Energy and Timberland. The court of appeals also ordered the trial court to dismiss Goebel’s derivative claims against Bank of America. The court of appeals noted that the facts currently pleaded and alleged by Goebel would not support a claim against Bank of America under the terms of the Indenture, but ordered the trial court to allow her to re-plead non-derivative claims at her discretion. Pursuant to the court of appeals’ order, the trial court signed an order dismissing XTO and Timberland; Goebel was given 30 days to re-plead her claims in her individual capacity against Bank of America, which expired on September 23, 2015. Goebel failed to re-plead in her individual capacity or otherwise and on October 12, 2015, the trial court dismissed her claims against Bank of America with prejudice. Goebel had until November 12, 2015, to appeal this final judgment and, to date, there is no indication that Goebel timely filed an appeal. The terms of the trust Indenture provide that Bank of America and/or the trustee shall be indemnified by the Trust and shall have no liability, other than for fraud, gross negligence or acts or omissions in bad faith as adjudicated by final non-appealable judgment of a court of competent jurisdiction.

Reserves

Due to the volatility of commodity prices, the trustee moved $750,000 of the legal expense reserve to the administrative expense reserve in the prior month’s distribution, resulting in a balance of $1,000,000. This reserve will be maintained to pay for any unforeseen expenses or events. The remaining balance of the legal reserve totaling $601,920 was included in the prior month’s distribution, which was paid on December 14, 2015.

For more information on the Trust, please visit our web site at www.hgt-hugoton.com.

Statements made in this press release regarding future events or conditions are forward looking statements. Actual future results, including development costs, the outcome of litigation, and future net profits, could differ materially due to changes in natural gas prices and other economic conditions affecting the gas industry and other factors described in Part I, Item 1A of the Trust’s Annual Report on Form 10-K for the year ended December 31, 2014.

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Contact:	Nancy Willis Vice President Southwest Bank, Trustee 855-588-7839